Exhibit (17) c.

745 Seventh Avenue
New York, NY 10019
United States

November 6, 2018

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated August 9, 2018, to the Special Committee of the Board of Directors of Medley Management Inc. (the “Company”), as an Appendix to the prospectus/joint proxy statement that forms a part of the Registration Statement on Form N-14 of Sierra Income Corporation, as filed by the Sierra Income Corporation on November 6, 2018 (the “Registration Statement”), relating to the proposed business combination transaction between the Company, Sierra Income Corporation and Medley Capital Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “SUMMARY – Reasons for the Mergers; MDLY’s Reasons for the MDLY Merger”, “SUMMARY – The MDLY Special Committee Received an Opinion from its Financial Advisor in connection with the MDLY Merger”, “DESCRIPTION OF THE MERGERS – Background of the Mergers; MDLY”, “DESCRIPTION OF THE MERGERS – Reasons for the Mergers; MDLY’s Reasons for the MDLY Merger”, “DESCRIPTION OF THE MERGERS – Opinion of Financial Advisor to the MDLY Special Committee” and “DESCRIPTION OF THE MERGERS – Unaudited Prospective Financial Information”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Janis Vitols
Name:	Janis Vitols
Title:	Managing Director